Exhibit 99.1

The Zcash ETF (Ticker: ZCSH), Built By Grayscale, Announces Intention to Effect 3:1 Share Split

Shareholders of record will receive three post-split shares for every one pre-split share of ZCSH they own

STAMFORD, Conn., September 18, 2026 -- The Zcash ETF (Ticker: ZCSH) (the “Fund”), built by Grayscale, today announced its intention to effect a 3-for-1 forward share split of the Fund (the “Forward Split”). The Forward Split will not change the total value of a shareholder’s investment. The details are as follows:

Product	Split Ratio
The Zcash ETF (NYSE Arca: ZCSH)	3-for-1

The Forward Split will apply to shareholders of record as of market close on September 28, 2026 (the “Record Date”), payable after market close on September 29, 2026 (the “Payment Date”). The shares are expected to begin trading on a post-split basis prior to market open on September 30, 2026, the effective date. Following the Forward Split, the Fund’s shares will continue to trade on NYSE Arca, Inc. under the symbol “ZCSH” and its CUSIP number will remain unchanged.

The Forward Split is expected to decrease the price per share of the Fund, with a proportionate increase in the number of shares outstanding. As a result of the Forward Split, holders as of the Record Date will receive two additional shares, to be distributed on the Payment Date. As a result, every one pre-split share of ZCSH will result in three post-split shares of ZCSH, each representing ownership in approximately one-third of the NAV per share of a pre-split share.

Illustration of Forward Share Split

The following table shows the effect of a hypothetical 3-for-1 share split:

Period	Number of Shares Owned	Hypothetical NAV per Share	Value of Shares
Pre-Split	10	$300	$3,000
Post-Split	30	$100	$3,000

For illustrative purposes only

For more information visit TheZcashETF.com

About Grayscale
Grayscale is the world’s largest digital asset-focused investment platform with a mission to make digital asset investing simpler and open to all investors. Founded in 2013,

Exhibit 99.1

Grayscale has been at the forefront of bringing digital assets into the mainstream. The firm has a long history of firsts, including launching the first Bitcoin and Ethereum exchange traded products in the United States. Grayscale continues to pioneer the asset class by providing investors, advisors, and institutional allocators with access to a broad range of digital assets through a comprehensive suite of investment products spanning ETFs, private funds, and diversified strategies. For more information, please follow @Grayscale or visit grayscale.com.

This press release and the documents incorporated by reference herein contain "forward-looking statements" with respect to the Fund’s financial conditions, results of operations, plans, objectives, future performance and business. All statements (other than statements of historical fact) included in or incorporated by reference into this press release that address activities, events or developments that will or may occur in the future are forward-looking statements. These statements are only predictions. Actual events or results may differ materially from such statements. Investors are therefore cautioned against relying on forward-looking statements. You should specifically consider the numerous risks described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, in any subsequent Quarterly Reports on Form 10-Q, in any applicable prospectus supplement and in the other documents incorporated or deemed incorporated by reference herein.

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Click here for The Zcash ETF prospectus. Please read the prospectus carefully before investing.

The Zcash ETF (the “Fund”) is not registered under the Investment Company Act of 1940 (the “1940 Act”) and therefore is not subject to the same regulations and protections as 1940 Act registered ETFs and mutual funds.

Investing in digital assets involves significant risk and heightened volatility, including possible loss of principal. An investment in the Fund is not suitable for all investors, may be deemed speculative and is not intended as a complete investment program. An investment should be considered only by persons who can bear the risk of total loss associated with an investment in the Fund.

This press release is not an offer to sell or the solicitation of an offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal, nor shall there be any sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that jurisdiction.

Exhibit 99.1

This information should not be relied upon as research, investment advice, or a recommendation regarding any products, strategies, or any security in particular. This material is strictly for illustrative, educational, or informational purposes and is subject to change.

© 2026 Grayscale. All trademarks, service marks and/or trade names (e.g., G™, GRAYSCALE®, GRAYSCALE CRYPTO SECTORS™, and GRAYSCALE INVESTMENTS®) are owned and/or registered by Grayscale.

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